SUB-ITEM 77J(A)

         REVALUATION OF ASSETS OR RESTATEMENT OF CAPITAL SHARE ACCOUNT



On February 3, 2000, the Board of Directors of AIM International Funds, Inc. approved the revised Procedures for Valuing Securities (Pricing Procedures). The procedures have been revised for two primary purposes. First, language has been added to clarify that closing prices will be as of the close of regular market trading hours, and not those of extended market hours. Secondly, corporate loans have been added as a security type.


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                                                                SUB-ITEM 77J(A)

         REVALUATION OF ASSETS OR RESTATEMENT OF CAPITAL SHARE ACCOUNT



On August 3, 2000, the Board of Directors of AIM International Funds, Inc. approved the revised Procedures relating to Purchases and Sales of Securities Pursuant to Rule 17a-7 Procedures. The procedures have been revised to show that NASDAQ National Market securities would be priced at last sale rather than at the average of the highest bid and the lowest offer.